UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party Other Than the Registrant ☐

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement`

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BERLINER COMMUNICATIONS, INC.
(Name of the Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 29, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Berliner Communications, Inc. (the “Company”), which is to be held at the Beachcomber Oceanfront Resort, 1200 South Ocean Boulevard, Pompano Beach, Florida, 33062, on Monday, December 17, 2007, commencing at 9:00 a.m. (Eastern Standard Time). The Company urges you to be present in person or to be represented by proxy at the Annual Meeting.

This Notice of Annual Meeting and the Proxy Statement fully describe the purposes for the Annual Meeting, which include the following: (i) to elect two Class II directors to serve until the 2010 Annual Meeting, and until each of their successors is duly elected and qualified; (ii) to ratify the selection of BDO Seidman, LLP as independent registered accountant of the Company for the fiscal year ending June 30, 2008; and (iii) to transact any other business that may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Company’s Board of Directors (the “Board”) believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interest of the Company and its stockholders, and the Board unanimously recommends a vote “FOR” on each of those matters. Accordingly, the Company urges you to review the accompanying material carefully and to return the enclosed proxy promptly.

The Board has fixed October 22, 2007, as the record date for the determination of the stockholders who will be entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of such stockholders will be available for inspection during ordinary business hours at least 10 days prior to the Annual Meeting at the Company’s offices, 20 Bushes Lane, Elmwood Park, New Jersey 07407, and it also will be available for inspection at the Annual Meeting.

Officers of the Company will be present to help host the Annual Meeting and to respond to any questions from stockholders. Regardless of whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy without delay. You may vote in person even if you have previously returned a proxy.

Sincerely,

Rich B. Berliner Chairman & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 17, 2007

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Berliner Communications, Inc. (the “Company”), a Delaware corporation, will be held at the Beachcomber Oceanfront Resort, 1200 South Ocean Boulevard, Pompano Beach, Florida, 33062, on Monday, December 17, 2007, commencing at 9:00 a.m. (Eastern Standard Time).

The Annual Meeting will be convened for the following purposes:

1.	to elect two Class II directors to serve until the 2010 Annual Meeting and until each of their successors is duly elected and qualified;

2.	to ratify the selection of BDO Seidman, LLP as independent registered public accountant (“Auditor”) of the Company for the fiscal year ending June 30, 2008; and

3.	to transact any other business that may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. A copy of the Company’s 2007 Annual Report to Stockholders, which includes audited financial statements, is also enclosed with this notice.

Only stockholders of record as of Monday, October 22, 2007, are entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available for inspection during ordinary business hours at least 10 days prior to the Annual Meeting in the Company’s offices at 20 Bushes Lane, Elmwood Park, New Jersey 07404 and it will also be available for inspection at the Annual Meeting.

Each vote is important. To ensure that it is cast, the enclosed proxy should be marked, signed, dated and returned as promptly as possible in the postage-prepaid envelope that has been enclosed for that purpose. A stockholder may vote in person even if he or she has previously returned a proxy.

By Order of the Board of Directors,

Rich B. Berliner Chairman & Chief Executive Officer

Elmwood Park, New Jersey
October 29, 2007

BERLINER COMMUNICATIONS, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 17, 2007

DATE, TIME AND PLACE OF MEETING

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Berliner Communications, Inc., a Delaware corporation (the “Company”), of proxies from the holders of the Company’s common stock, par value $.00002 per share (the “Common Stock”), for use at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) or at any postponement or adjournment thereof, for the purposes set forth herein and in the Notice of Annual Meeting of Stockholders. The Annual Meeting is to be held at the Beachcomber Oceanfront Resort, 1200 South Ocean Boulevard, Pompano Beach, Florida, 33062, on Monday, December 17, 2007, commencing at 9:00 a.m. (Eastern Standard Time).

This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about October 31, 2007. Stockholders should review the information provided herein in conjunction with the Company’s 2007 Annual Report to Stockholders (the “Annual Report”), which accompanies this Proxy Statement.

The Company’s principal executive offices are located at 20 Bushes Lane, Elmwood Park, New Jersey 07407 and its telephone number is (201) 791-3200.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Board. The giving of a proxy does not preclude the right to vote in person should any stockholder giving a proxy so desire. Stockholders have the unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary, at the Company’s headquarters, a written revocation or duly executed proxy bearing a later date. However, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

All shares represented by valid proxies at the Annual Meeting, unless the stockholder otherwise specifies, will be voted “FOR” the proposals (1) and (2) described in the Notice of Annual Meeting and at the discretion of the proxy holders with respect to any matter not known to the Board on the date of mailing this Proxy Statement that may properly come before the Annual Meeting or any adjournment or postponement thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be cast accordingly.

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

October 22, 2007, is the record date (the “Record Date”) for determining the stockholders who will be entitled to vote at the Annual Meeting. As of the Record Date, the Company had issued and outstanding approximately 17,081,786 shares of issued and outstanding Common Stock held by approximately 1,186 stockholders of record.

Each share of Common Stock is entitled to one vote. The Common Stock constitutes the only outstanding securities of the Company that can vote at the Annual Meeting. The Company currently has no other class of security issued or outstanding.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

The presence at the Annual Meeting, either in person or by proxy relating to any matter, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. If less than a majority of the outstanding shares of Common Stock entitled to vote are represented at the Annual Meeting, a majority of the shares of Common Stock so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, the Company will select an inspector of elections for the Annual Meeting, who will be a designee of the Company’s transfer agent. Such inspector will determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Under Delaware law, abstentions and broker “non-votes,” which are proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, will be counted for determining whether a quorum is present, but will not be counted as votes cast.

VOTE REQUIRED

The nominee receiving the greatest number of votes cast by those entitled to vote will be elected. For all other matters submitted at the meeting, an affirmative vote of the majority of the shares present in person or by proxy is necessary.

AS A MATTER OF POLICY, PROXIES, BALLOTS AND VOTING TABULATIONS THAT IDENTIFY INDIVIDUAL STOCKHOLDERS ARE HELD CONFIDENTIAL BY THE COMPANY. SUCH DOCUMENTS ARE AVAILABLE FOR EXAMINATION ONLY BY THE ELECTION INSPECTORS WHO TABULATE THE VOTES. THE IDENTITY OF THE VOTE OF ANY STOCKHOLDER IS NOT DISCLOSED, EXCEPT AS MAY BE NECESSARY, TO MEET LEGAL REQUIREMENTS.

WHERE TO ADDRESS QUESTIONS REGARDING THE PROPOSALS AND
HOW TO OBTAIN ADDITIONAL COPIES

Questions on Proposals

If you have additional questions regarding the proposals discussed in this Proxy Statement, you should contact: Berliner Communications, Inc., 20 Bushes Lane, Elmwood Park, New Jersey 07407, Telephone Number: 201-791-3200, Fax Number: 201-794-8974, or email: Nicholas Day (dayn@bcisites.com).

Additional Copies and Questions on Voting Common Stock.

If you would like additional copies of this Proxy Statement, or if you have any questions with respect to voting your shares, you should contact the Company’s transfer agent: American Stock Transfer & Trust Company; Attention: Proxy Department, 59 Maiden Way, New York, New York 10038.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board is divided into three classes designated Class I, Class II and Class III. Directors in each class serve for a term of three years and until their successors are duly elected and qualified. There are two director seats in each class. The term of one class expires at each successive Annual Meeting.

At the Annual Meeting, two individuals will be elected as Class II directors, to serve until the Annual Meeting in 2010 and until their successors are duly elected and qualified. The nominees for election at the Annual Meeting as Class II directors of the Board are Richard B. Berliner and John Stevens Robling, Jr.

Under the Company’s bylaws, directors are elected by a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Proxy holders may not vote proxies for a greater number of individuals than the nominee named. Unless otherwise instructed, proxy holders will vote proxies for the nominee.

If elected, Messrs. Berliner and Robling will each serve as a director until the 2010 Annual Meeting and until his successor is duly elected and qualified or until his earlier resignation or removal. Information about the nominees is set forth in the following section regarding current directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NAMED DIRECTOR NOMINEES.

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

The following biographical descriptions set forth certain information with respect to the nominees for election as Class II directors at the Annual Meeting and the continuing directors whose terms expire at the 2008 and 2009 Annual Meetings, and the executive officers of the Company.

CLASS II DIRECTORS FOR ELECTION AT 2007 MEETING - TERM EXPIRES IN 2010

John Stevens Robling, Jr., 57 , has been one of our directors since June 2001 and is also currently Chairman of our Audit Committee. He is Managing Director of the Liati Capital, LLC. He also served in various capacities, including as the Company’s Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, from September 22, 1999, through August 31, 2000. Prior to his appointment to these positions, Mr. Robling was Chief Financial Officer of AxisTel Communications, Inc., one of the Company’s subsidiaries, and PhoneFree.com, Inc. (now Gemini Voice Solutions, Inc.) also an affiliate of the Company. Before joining AxisTel in 1998, Mr. Robling was an independent financial advisor and specialized in offering private equity investment services to various clients. From 1992 to 1997, Mr. Robling was Senior Managing Director, principal, member of the board of directors and member of the investment committee of Hamilton Lane Advisors, Inc. Hamilton Lane is a private equity-consulting firm headquartered in Philadelphia. Prior to joining Hamilton Lane, Mr. Robling was a Vice President at Lazard Freres & Co. in its International Mergers and Acquisitions Departments. He was also a member of the Country Advisory Group, an informal partnership among Lazard Freres & Co., S.G. Warburg and Lehman Brothers, which advised the sovereign governments of developing countries. In connection with these engagements, Mr. Robling provided financial advisory services to national telecommunications authorities and multinational telecommunications companies. Mr. Robling received a Bachelor of Arts degree, with distinction, from Georgetown University and a Master of Business Administration degree from the University of Chicago.

Richard B. Berliner, 54, has been one of our directors and our Chief Executive Officer and Chairman of the Board since February 2005. He has been the Chief Executive Officer and Chairman of the Board of Old Berliner, Inc., our majority stockholder ("Old Berliner"), since 1995. He previously served as Executive Vice President of Communications Development Systems and responsible for managing sales, marketing and customer activities for construction services to wireless carriers. Mr. Berliner also held multiple senior executive positions with AAT Communications, Inc., a communications-oriented property management firm, and Drive Phone, Inc., a major distributor of wireless telephones and services. He received a Bachelor of Arts degree from Rutgers University.

CLASS I CONTINUING DIRECTORS - TERM EXPIRES IN 2009

Peter J. Mixter, 55, has been one of our directors since July 2004. Since May 30, 2006, Mr. Mixter has been Managing Director and Head of the Healthcare Industry Practice of Sanders Morris Harris Group, an investment bank.  He was a private investor from 1999 to 2006. From 1980 to 1999, Mr. Mixter was employed by Lehman Brothers, an investment bank, serving most recently as Managing Director of the Healthcare Corporate Finance Group and as a member of the Global Healthcare Management Committee.  Prior to joining Lehman Brothers, Mr. Mixter served as an Assistant Secretary and Lending Officer for the New England Division of Manufacturers Hanover Trust.  He received a Bachelor of Arts degree from the University of Vermont and a Masters in Business Administration degree from Columbia University Graduate School of Business.  Since June 2006, Mr. Mixter has been a director of Greyshrike European Master Fund, a European hedge fund, and a director of three related companies: Greyshrike European Fund, Greyshrike Capital (Cayman) Limited and Greyshrike General Partner Limited.

Mehran Nazari, 47, has been one of our directors since February 2005. Mr. Nazari has been the President and Chief Operating Officer of Advanced Generation Telecom Group, Inc., a wireless and telecommunications consulting and strategic planning company since 2001. From 2000 to 2001, he was Director of Engineering of Kurtis & Associates, PLC, another wireless and telecommunications consulting and strategic planning company. Prior to 2000, he was a senior partner and the Director of Engineering at Lukas, Nace, Gutierrez and Sachs, PC. He received a Bachelor of Science degree from George Washington University.

CLASS III CONTINUING DIRECTORS - TERM EXPIRES IN 2008

Mark S. Dailey, 49, has been one of our directors since February 2006. Mr. Daily is a private investor who from 1999 to 2004 held senior executive management positions including Executive Vice President, Sales and Marketing of Intralinks, Inc., a venture-funded secure document distribution company, Chief Operating Officer of LexiQuest, Inc., a technology-based company exploiting linguistics and natural language processing in developing software tools to manage, access and retrieve large Intranet document collections and Chief Operating Officer of Medcast Networks, a venture capital-backed start-up delivering comprehensive medical information to physicians. From 1986 to 1999, Mr. Dailey held various senior level positions with Bloomberg Financial Markets, a global leader in the delivery of international real-time financial information. Prior to joining Bloomberg, Mr. Dailey worked for several investment banking firms.

Mark S. Dailey has been designated by the previous holders of the Company’s preferred stock pursuant to the terms of that certain Voting Agreement executed in connection with the reverse merger of our Company with Novo Networks, Inc. in February 2005. We, along with the previous holders of the Company’s preferred stock and Old Berliner agreed that, beginning on the date we filed an amendment to our certificate of incorporation, which occurred on September 16, 2005, (the “Effective Time”) until the date that the previous holders of the Company’s Series B Convertible Preferred Stock and the Series D Convertible Preferred Stock (the “Converted Preferred Stockholders”) collectively hold less than 30% of the shares of Common Stock held by the Converted Preferred Stockholders at the Effective Time, Old Berliner will nominate for election, vote all shares of the Company’s Common Stock that Old Berliner now holds or will hold in the future for, and otherwise support, one individual designated by the holders of 75% of the Common Stock held by the Converted Preferred Stockholders to the Company’s Board, assuming that there are five directors, or such other number of director designees as will equal 20% of the total membership of the Company’s Board in the event of any increase in the size of the Board. Old Berliner also agreed not to vote to remove any such director designee unless such removal is requested in writing by holders of 75% of the Common Stock then held by Converted Preferred Stockholders. If any such director designee ceases, for any reason, to serve as a member of the Company’s Board during his or her term of office, Old Berliner also agreed to vote all shares of the Company’s Common Stock that Old Berliner now holds or will hold in the future for the election of such new director designee as will be recommended in writing by the holders of 75% of the Common Stock then held by such Converted Preferred Stockholders.

Thom Waye, 42, has been one of our directors since December 2006. Mr. Waye currently serves as the manager of Sigma Opportunity Fund, LLC, one of our principal investors (“Sigma”). Prior to forming Sigma in August 2003, Mr. Waye was a partner and managing director at ComVest Venture Partners, L.P. from 2000 to 2003. Before joining ComVest, Mr. Waye was at AIG from 1996 to 2000, where he was a vice president in the private equity group, responsible for fund-raising and fund development. In addition, Mr. Waye previously led Motorola’s and Unisys’ New York based non-banking, financial services sales and marketing efforts. Mr. Waye holds an MBA in Accounting and Finance from the University of Chicago Graduate School of Business and a B.Sc. in Management Information Systems and Marketing from Syracuse University. Mr. Waye is the Chairman of the Board of Directors of Avatech Solutions, Inc. (OTC BB: AVSO), a public company providing design and engineering technology products and services for the manufacturing, engineering, building design and facilities management markets.

Mr. Waye serves on the Board as a designee of Sigma. Pursuant to the provisions of the Note Purchase Agreement we entered into with Sigma, so long as the note issued pursuant to that agreement remains outstanding or Sigma beneficially owns at least 5% of our common stock, Sigma will have the right to nominate a director to our Board. We are obligated to use our best efforts to cause such nominee, as well as all reasonably suited future designees, to be elected to our Board.

EXECUTIVE OFFICERS

Michael S. Guerriero, 46, is our Chief Operating Officer, a role he assumed in February 2006. He previously served as our Executive Vice President of the Technical Services organization from February 2004 to January 2005. From July 2001 to December 2003, Mr. Guerriero held the position of Area Vice President at Sprint responsible for the PCS/wireless network build-out in the Northeast Region. Prior to that position, he was the Director of Engineering for the Northeast and was responsible for the initial design and deployment of the Sprint PCS/wireless network in the NY/NJ/CT metro area. His professional career spans over 20 years and includes a number of technical and leadership positions in the defense and telecommunication industries. Mr. Guerriero received a Bachelor of Science degree in Electrical Engineering from the New Jersey Institute of Technology and is a licensed Professional Engineer.

Nicholas Day, 38, is our General Counsel and corporate secretary, a role he assumed in October 2006. Prior to joining us, Mr. Day served as Senior Corporate Counsel for Net2Phone, Inc., a then Nasdaq-listed provider of voice over Internet protocol, or VoIP, telephony products and services. Prior to Net2Phone, Mr. Day served as Associate General Counsel for WorldGate Communications, Inc., a Nasdaq-listed provider of personal video telephony products. Mr. Day began his career as a business attorney with the law firm of Saul Ewing, LLP. Mr. Day received his A.B. degree from Duke University and his J.D. degree from Villanova University School of Law.

Albert E. Gencarella, 62, is our Chief Financial Officer, a role he assumed in July 2006. From April 2006 to July 2006, Mr. Gencarella was a consultant to the Company. Prior to joining the Company, he served as Chief Financial Officer of Dianet Communications, Inc., an early stage company involved in constructing and operating distributed antenna systems for wireless telephone companies from August 2004 to April 2006. From October 2001 to May 2004, he was President of Oceanic Digital Communications, a wireless telephone company with operations in Jamaica and the Netherlands Antilles. Previously, Mr. Gencarella held financial and operating positions with Comcast Corporation, American Cellular Network, Inc., Infopage, Novocomm and Metrocall. Mr. Gencarella was previously employed by Touche Ross & Co. Mr. Gencarella received his Bachelor of Science degree in accounting and Master of Business Administration from the University of Rhode Island. In October 2007, we entered into a Separation Agreement with Mr. Gencarella, which is more fully described below, which states that Mr. Gencarella will continue to serve as our Chief Financial Officer through January 1, 2008 or until his replacement is hired, whichever occurs first.

Code of Ethics for Senior Officers

Our board of directors adopted a Code of Ethics for Senior Officers (“Ethics Code”) applicable to the company’s chief executive officer, chief financial officer, chief operating officer, director of financial reporting, corporate controller and employees of the financial department. The Ethics Code sets forth the company’s conflict of interest policy and policies for the protection of the company’s property, business opportunities and proprietary information. The Ethics Code requires prompt disclosure to stockholders of any waiver of the Ethics Code for senior officers made by the board of directors or any committee thereof. A copy of the Ethics Code may be obtained, without charge, by writing to: Berliner Communications, Inc., at 20 Bushes Lane, Elmwood Park, New Jersey 07407, Attention: Investor Relations.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of the Record Date by: (1) each person who is a beneficial owner of more than 5% of the Company’s Common Stock, (2) each of the Company’s directors, (3) each of the Company’s Named Executive Officers (as hereinafter defined), and (4) all of the Company’s executive officers and directors as a group. Unless otherwise indicated, the address of each listed stockholder is in care of us at 20 Bushes Lane, Elmwood Park, New Jersey 07407.

	Common Stock (1)
Holders	Number of Shares	Percentage
Richard B. Berliner	13,367,461(2)	78.3%
Old Berliner, Inc.	13,367,461(11)	78.3%
Albert E. Gencarella	125,000(3)	*
Michael S. Guerriero	175,000(4)	1.0%
Nicholas Day	17,500(5)	*
Mark S. Dailey	50,000(6)	*
Peter J. Mixter	50,167(7)	*
Mehran Nazari	50,000(6)	*
John Stevens Robling, Jr.	50,167(7)	*
Thom Waye	6,925,000(8)(9)	28.8%
Sigma Opportunity Fund, LLC	6,925,000(9)	28.8%
Pacific Asset Parners, LP	1,500,000(10)	8.1%
CB Private Equity Partners, LP	1,127,233	6.6%
Rock Creek Partners II, LP	1,126,844	6.6%
Officers and Directors as a Group (Nine persons)	20,810,295(12)	84.9%

* Represents less than one percent.

(1)
For purposes of this table, a person is deemed to have beneficial ownership of the number of shares of Common Stock that such person has the right to acquire within 60 days of the Record Date. Percentages have been based on us having 17,081,786 shares of Common Stock issued and outstanding. For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock that such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Represents shares directly held by Old Berliner that Mr. Berliner may be deemed to beneficially own as a result of his positions as President, Chief Executive Officer and Chairman of the Board of Old Berliner, a corporation of which Mr. Berliner is also approximately a 31% equity owner and the sole director.

(3)	Represents vested options to purchase 125,000 shares of Common Stock.

(4)	Represents vested options to purchase 175,000 shares of Common Stock.

(5)	Represents vested options to purchase 17,500 shares of Common Stock.

(6)	Represents vested options to purchase 50,000 shares of Common Stock.

(7)	Represents vested options to purchase 50,167 shares of Common Stock.

(8)
Thom Waye may be deemed to be an indirect owner of the securities held by Sigma Opportunity Fund, LLC (“Sigma”) by virtue of Mr. Waye being the manager of Sigma. Mr. Waye has disclaimed beneficial ownership of the securities owned by Sigma except to the extent of his pecuniary interest therein.

(9)
These shares include (i) 3,000,000 shares of our Common Stock issuable upon conversion of our 7% Senior Subordinated Secured Convertible Note due 2008 held by Sigma; (ii) 1,500,000 shares of our Common Stock issuable upon conversion of our 7% Senior Subordinated Secured Convertible Note due 2008 held by Sigma Berliner, LLC (“SBLLC”), an affiliate of Sigma; (iii) 1,500,000 shares of our Common Stock issuable upon the exercise of warrants held by Sigma at an initial exercise price of $0.01 per share; (iv) 750,000 shares of our Common Stock issuable upon the exercise of warrants held by SBLLC at an initial exercise price of $0.01 per share; and (v) 175,000 shares of our Common Stock issuable upon the exercise of warrants held by Sigma’s affiliate, Sigma Capital Advisors, LLC (“Advisors”), at an initial exercise price of $0.55 per share. Advisors, Sigma Capital Partners, LLC (“Partners”) and Thom Waye may be deemed to be indirect 10% owners of our Company by virtue of Advisors being the managing member of Sigma, Partners being the sole member of Advisors and Mr. Waye being the sole member of Partners. Mr. Waye, Advisors and Partners have disclaimed beneficial ownership of the shares owned by Sigma and SBLLC except to the extent of their pecuniary interest therein. See Note (8) above. The address of each of Sigma, SBLLC, Advisors, Partners and Mr. Waye is c/o Sigma Capital Advisors, LLC, 800 Third Avenue, Suite 1701, New York, NY 10022.

(10)
These shares include (i) 1,000,000 shares of our Common Stock issuable upon conversion of our 7% Senior Subordinated Secured Convertible Note due 2008 held by Pacific; and (ii) 500,000 shares of our Common Stock issuable upon the exercise of warrants held by Pacific at an initial exercise price of $0.01 per share.

(11)	This information is based on information reported by the stockholder in filings made with the Securities and Exchange Commission (the “Commission”).

(12)	Includes: Richard B. Berliner, Mark S. Dailey, Peter J. Mixter, Mehran Nazari, John Stevens Robling, Jr. Thom Waye, Albert E. Gencarella, Michael S. Guerriero, and Nicholas Day.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires the Company’s directors, executive officers, and individuals who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership of Common Stock with the Commission. Such persons are required by applicable regulations to furnish us with copies of all Section 16(a) reports that they file.

To the Company’s knowledge, based solely on the review of the copies of such reports furnished to the Company, all of the Company’s directors, officers and 10% stockholders have complied with the applicable Section 16(a) reporting requirements for the fiscal year ended June 30, 2007.

THE BOARD AND ITS COMMITTEES

The business of the Company is managed under the direction of the Board. The Board interacts with management and meets on a regular basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings or acts by unanimous written consent when an important matter requires Board action between scheduled meetings. During the fiscal year ended June 30, 2007, the Board had six special meetings and acted by unanimous written consent on seven occasions. Each member of the Board participated in at least 75% of such Board and applicable committee meetings held during the fiscal year and the period during which he was a director. One member of the Company’s Board attended the 2006 Annual Meeting of Stockholders. While we encourage all of the Company’s directors to attend the Company’s Annual Meeting of Stockholders, the Board has not adopted any specific policy regarding such attendance.

The Board is currently comprised of Richard B. Berliner, Mark S. Dailey, Peter J. Mixter, Mehran Nazari, John Stevens Robling, Jr. and Thom Waye. Messrs. Dailey, Mixter, Nazari and Robling are considered by the Company to be “independent” as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers Manual (“Rule 4200(a)(15)”). Mr. Berliner serves as Chairman of the Board.

The Board has established an Audit Committee and a Compensation Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees and their current members are set forth below.

The Audit Committee

The Audit Committee recommends to the Board the appointment of the firm selected to serve as the independent registered public accountant for the Company and its subsidiaries and monitors the performance of any such firm. It also reviews and approves the scope of the audit and evaluates, with the independent registered public accountant, the Company’s audit and annual financial statements, reviews with management the status of internal accounting controls, evaluates issues having a potential financial impact on the Company which may be brought to the Audit Committee’s attention by management, the independent registered public accountant, or the Board and evaluates public financial reporting documents of the Company. The current members of the Audit Committee are Peter J. Mixter, Mehran Nazari and John Stevens Robling, Jr., and the Board of Directors has determined that all of these members are independent. During the fiscal year ended June 30, 2007, the Audit Committee met five times. Mr. Robling currently serves as Chairman of the Audit Committee and as the Audit Committee’s “financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee operates pursuant to a charter approved and adopted by the Board, a copy of which may be found on the Company’s website.

The Compensation Committee

The Board of Directors formed a Compensation Committee on February 14, 2007 to assist the Board in fulfilling its oversight responsibilities for:

•	compensation of executive officers;

•	compensation of any other employees that receive severance arrangements outside of the ordinary course of the Company’s standard practices; and

•
administration of the Company’s compensation and benefit plans with respect to all eligible participants, including stock option and other equity incentive plans, profit sharing plans, and any other plans that require or provide for approval or administration by the Company’s board of directors.

Although the Compensation Committee makes recommendations to the Board with respect to compensation decisions and the Company’s compensation and benefit plans, ultimate approval authority rests with the Board. The Compensation Committee has the direct authority to hire and fire our advisors and compensation consultants, and to approve their compensation by the Company, who is obligated to pay our advisors and consultants. These advisors report directly to the Compensation Committee. We have in the past used compensation consultants to help give direction to the Compensation Committee regarding executive pay. We do not currently engage a compensation consultant but may decide to use one in the future. Although Richard B. Berliner, our Chief Executive Officer is a member of the Compensation Committee, he does not participate in committee meetings or discussions related to his compensation. However, Mr. Berliner does participate in discussions and reviews of the compensation programs for other executive officers.

The current members of the Compensation Committee are Richard B. Berliner, Peter J. Mixter, and Mehran Nazari. During the fiscal year ended June 30, 2007, the Compensation Committee met two times. Mr. Berliner currently serves as Chairman of the Compensation Committee. The Compensation Committee operates pursuant to charter approved and adopted by the Board, a copy of which may be found on the Company’s website.

The Nominating Process

The Company does not currently have an Executive Committee or a Nominating Committee. Due to the current size and composition of the Board, the functions customarily attributable to an Executive Committee and a Nominating Committee are performed by the Board as a whole.

The Company’s Board believes that it is not necessary at present to have a standing nominating committee or a charter with respect to the nomination process because the size and composition allow it to adequately identify and evaluate qualified candidates for directors. However, the Company’s Board may consider appointing such a committee in the future. Currently, each of the Company’s directors participates in the consideration of director nominees, and the evaluation of candidates on the basis of financial literacy, industry knowledge, relevant experience, stockholder status, moral character, independence and willingness and ability to serve. Aside from the foregoing qualities, the Board does not have a minimum set of qualifications that must be met by nominees. Messrs. Robling and Berliner were nominated by the Board, as a whole, for election as Class II directors at this year’s Annual Meeting.

Nominees that any of the Company’s stockholders would like the Company’s Board to consider for election at the next Annual Meeting in 2008 must be received by the Company at 20 Bushes Lane, Elmwood Park, New Jersey 07407, by June 30, 2008, in order for them to be considered by the Company’s Board for nomination. Specific instructions for such stockholder nominations may be found on Page 26 of this Proxy Statement.

If a position on the Board were to unexpectedly become vacant, it would be filled by the Board and all remaining directors would participate in the selection of an appropriate individual to fill the vacancy. The newly appointed director would serve out the remainder of the term of the director whose position became vacant.

COMPENSATION OF DIRECTORS

During the year ended June 30, 2007, we implemented a compensation program for all of our non-employee directors. Our non-employee directors include all of our directors except for Rich Berliner, who is our Chief Executive Officer and President. Our non-employee directors received the following compensation during the year ended June 30, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark S. Dailey	8,500	-	18,915	-	-	-	27,415
Peter J. Mixter	13,250	-	18,915	-	-	142	32,307
Mehran Nazari	12,500	-	18,915	-	-	157	31,572
John Stevens Robling, Jr.	11,250	-	18,915	-	-	-	30,165
Thom Waye	3,000	-	-	-	-	-	3,000

(1) 50,000 stock options were granted to each non-employee director on July 20, 2006 at a strike price of $0.55 per share and a termination date of July 20, 2016. Using the Black-Scholes option valuation method, these awards were valued at $18,915 each. The assumptions used under this method included a dividend yield of 0%, a risk free interest rate of 5.01%, a volatility rate of 78%, and a life of 5 years.

During fiscal 2007, each non-employee director received a $2,000 annual fee for service on the Board during the year, except for Thom Waye, who did not receive an annual fee as he did not serve as a director for the entire period. Each non-employee director received $2,000 per Board meeting attended in person, and $1,000 for each Board meeting attended via telephone. Members of the Audit Committee received $750 for attending committee meetings during this period. In addition, all non-employee directors are reimbursed for reasonable travel expenses incurred in connection with attendance at Board and committee meetings. In July 2006, each non-employee director, other than Thom Waye who was not a director at that time, received a stock option award of 50,000 options to purchase our common stock, fully vested, with an exercise price of $.55 per share, in appreciation of prior service on the Board and as additional compensation for service during fiscal 2007. No fees were paid for service on the Compensation Committee during fiscal 2007.

Director Compensation Policy for Fiscal Year 2008

On September 27, 2007, the Board of Directors established a new compensation program for non-employee directors for the year ending June 30, 2008:

•
Each non-employee director will receive an annual stipend of $7,500. For current directors, this will be paid in October of each year. For new directors, this will be paid upon election and on each anniversary date of their election to the Board;

•	Each non-employee director will continue to receive $2,000 for each Board meeting attended in person and $1,000 for each meeting attended by telephone;

•
Beginning with the September 25, 2007 Audit Committee meeting, each non-employee member of the Audit Committee and Compensation Committee will receive $1,500 for each meeting attended in person or by telephone;

•
Each non-employee director will be eligible for an annual stock option (or other equity) award, with the next such grant being made in October 2008. This award is subject to the director attending (in person or by telephone) no less than seventy-five percent (75%) of all Board and Committee meetings, as applicable, during the fiscal year preceding such award; and

•
Meeting fees will be paid for regularly scheduled meetings only. The Company’s director compensation policy is designed to take into account the need for occasional special meetings or informational telephone calls. No additional compensation will be paid for such occurrences.

Directors will continue to be reimbursed for reasonable travel expenses associated with attending Board or committee meetings.

REPORT OF AUDIT COMMITTEE

The Audit Committee is made up of the following members: Peter J. Mixter, Mehran Nazari and John Stevens Robling, Jr. The Audit Committee operates pursuant to a charter approved and adopted by the Board. In accordance with the charter, all of the members of the Audit Committee are (i) independent under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards (which we are not subject to, but which we use as our guide for our Board independence standards), (ii) financially literate and (iii) at least one member of the Audit Committee has accounting or related financial management expertise.

The Audit Committee, on behalf of the Board, oversees the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with the Company the audited financial statements and the footnotes thereto in the Annual Report and discussed with the Company the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, particularly statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s Auditor is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the Auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles generally accepted in the United States of America and such other matters as are required to be discussed by the Audit Committee with the Company’s Auditor under generally accepted auditing standards of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Auditor the Auditor’s independence from management and the Company, and received the written disclosures concerning the Auditor’s independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, to be made by the Auditor to the Company.

The Audit Committee also met with the Auditor to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

John Stevens Robling, Jr., Chairman
Peter J. Mixter
Mehran Nazari

COMPENSATION DISCLOSURE AND ANALYSIS

Overview of Compensation Program

Our compensation strategies are designed to attract and to retain the best possible executive talent. Compensation packages to executive officers include a base salary that recognizes individual performance and cash and equity-based incentives designed to align the financial interests of executives with those of the stockholders. We presently maintain employment agreements with our executive officers, including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel. Each agreement provides for a base salary, annual discretionary cash incentive bonus, a car allowance and the award of stock options. We also provide our executive officers with medical, retirement and other fringe benefits generally available to our other employees. Base salary for our executive officers under their respective agreements was determined by evaluating the responsibilities of the position held by, and the personal experience level of, the specific individual. In entering into these arrangements, the Compensation Committee, and ultimately the Board of Directors, consider such factors as each executive’s role in carrying out our business strategy and the potential for increasing value to our stockholders. The Board based its determination of the base salary and incentive compensation levels for Richard B. Berliner, Albert E. Gencarella, Michael S. Guerriero and Nicholas Day based upon their respective responsibilities and levels of business experience. Mr. Berliner does not participate in discussions about, nor decisions on, his own compensation as Chief Executive Officer.

The individuals who served as the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel during fiscal 2007 are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates company performance, personal performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and the Board and reward the executives for achieving such goals.

Role of Executive Officers in Compensation Decisions

Compensation decisions are discussed and reviewed by the Compensation Committee and passed on to the full Board for approval. The Compensation Committee includes two independent directors, Peter Mixter and Mehran Nazari, and Richard B. Berliner, our Chief Executive Officer. Mr. Berliner does not participate in committee meetings or discussions related to his compensation, but is actively involved in the Compensation Compensation Committee’s discussion and review of the compensation programs for the other named executive officers. The Compensation Committee makes recommendations to the Board of directors based upon a variety of factors, discussed in detail below, and the Board as a whole makes final compensation decisions for the named executive officers. Once again, Mr. Berliner does not participate in decision-making related to his own compensation at the Compensation Committee or Board level. In addition to the named executive officers, the Compensation Committee reviews the compensation programs for other officers of the Company if they have employment agreements or severance arrangements with the Company. There are currently two Vice Presidents of the Company that meet these criteria.

With respect to option awards to employees who are not named executive officers, the Board has delegated this authority to a Stock Plan Committee pursuant to the provisions of the Company’s Stock Option Plan. The Stock Plan Committee consists of Messrs. Berliner and Nazari.

Executive Compensation Components

For the fiscal year ended June 30, 2007, and the upcoming fiscal year ended June 30, 2008, the principal components of compensation for named executive officers were and will be:

•	base salary;

•	performance-based incentive compensation;

•	stock option or other equity awards;

•	severance benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on:

•	his or her position and responsibilities for the Company;

•	historical compensation levels and relationship to compensation of other executive officers; and

•	company and individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. The Compensation Committee and the Board of Directors also review market data to help assess the reasonableness of executive salary and total compensation ranges.

Performance-Based Incentive Compensation

The Compensation Committee has established performance-based incentive programs for both the Chief Executive Officer (“CEO”) and the Chief Operating Officer (“COO”) of the Company. In addition, management has developed performance-based incentive compensation programs for sales and other personnel in the Company’s operational divisions. These non-executive programs are not reviewed by the Compensation Committee, but management has been instructed to align these programs with executive management objectives to the extent possible. The incentive bonus programs for the CEO and COO are designed to promote high performance and achievement of corporate goals by the CEO and COO and encourage the growth of stockholder value.

Stock Options

The Board of Directors believes that stock option awards can assist the Company with:

•	enhancing the link between the creation of stockholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.

Stock option award levels for executives are determined based on several factors, including the executive’s overall existing compensation program, existing ownership interests, if any, personal performance, and, to a lesser extent, available market data. These awards vary among participants based on their positions within the Company and the above factors. All stock option awards, including those granted to executive officers, are granted on the first business day of the month following the date the award is approved, or the date of new hire or promotion, as applicable. All awards of stock options are made at or above the market price at the time of the award. Annual awards of stock options to executives are expected to be made on or about October of each year. The exercise price for all stock option awards is set as the lesser of (i) the average bid and ask price of our stock as reported on the over-the-counter bulleting board (the “OTCBB”) and (ii) the last sale price reported on the OTCBB on date immediate prior to the grant date.

The majority of the options granted by the Compensation Committee vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting ceases upon termination of employment, and exercise rights cease 90 days thereafter. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Severance Agreements

The Board of Directors has approved severance arrangements with each named executive officer, in addition to certain other officers of the Company. The severance arrangements are triggered either by a termination “without cause” as defined in each executive’s employment agreement with the Company, or a “change of control” of the Company. The severance terms of the named executive officers are as follows:

•	Rich Berliner’s severance period is equal to one year or the remaining term of his Employment Agreement, whichever is longer. Mr. Berliner’s Employment Agreement expires on June 30, 2009;

•	Michael Guerriero’s and Nicholas Day’s severance periods are both equal to six months; and

•	Al Gencarella’s severance period will end on January 1, 2008 if he is terminated “without cause” prior to that date.

Under the severance provisions of each named executive officer’s employment agreement, the terminated employee is entitled to continue to receive his base salary through the severance term. The Company believes that these severance arrangements are an important part of each executive’s compensation program, that they are necessary for the Company’s compensation program to be competitive, and that the change of control arrangements promote stability and continuity of senior management in a change of controls situation where otherwise executives without such protections would be motivated to pursue other employment opportunities during the period leading up to the closing of transaction that would result in a change in control. These severance arrangements are discussed in more detail below under the section titled “Employment Agreements.”

Additional Benefits

In addition to the above compensation components, we also pay our executives car allowances to offset travel expenses, and we match 401(k) contributions under the same formula offered to all participants in the BCI Communications, Inc. 401(k) Plan. Car allowances are set based on the expected travel obligations of the executive, and are designed to offset mileage and tolls associated with the executive’s use of his or her personal automobile. Car allowances are in lieu of, and not in addition to, reimbursement of such travel related expenses.

In fiscal 2007, the Company began a 401(k) matching program for all employee participants in its 401(k) Plan. Under the matching program, the Company will contribute $.50 to an employee’s 401(k) Plan for each $1.00 contributed by the employee, up to a maximum matching contribution of 3% of the employee’s total compensation. The matching contributions vest 25% per year for each year an employee is with the Company. We believed this vesting formula was appropriate as both a positive recognition of previous service with the Company, and a retention incentive for new employees.

On occasion, named executive officers participate in sales and marketing activities with customers that may include travel and entertainment expenses that are paid for by the Company. These additional expenses are not deemed to be part of the executives compensation program, and are instead considered ordinary course of business travel and entertainment expenses that are designed to assist with the Company’s objectives of increasing sales to new customers, retaining and expanding relationships with existing customers and marketing various aspects of the Company, such as new service offerings.

Tax and Accounting Implications

Deductibility of Executive Compensation

Each year the Company reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid to its named executive officers is generally fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including awards under its stock option plan, in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard B. Berliner, Chairman Peter Mixter Mehran Nazari

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation awarded to those persons (i) who served or acted as the Company’s principal executive officer, (ii) who were the Company’s other four most highly compensated executive officers and (iii) persons who would have been one of the most highly compensated executive officers had they been employed by the Company as of June 30, 2007 (the “Named Executive Officers”) for the past three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)

Richard B. Berliner (2)	2007	275,000	200,000	-	28,119	-	-	12,000	515,119
Chairman and Chief	2006	243,750	100,000	-	-	-	-	14,000	357,750
Executive Officer	2005	69,231	-	-	-	-	-	5,083	74,314

Michael S. Guerriero(3)	2007	184,852	100,000	-	59,770	-	-	2,519	347,141
Chief Operating Officer	2006	179,712	50,000	-	4,491	-	-	2,300	236,503
	2005	48,462	-	-	-	-	-	729	49,191

Nicholas Day(4)	2007	117,116	35,000	-	3,586	-	-	3,923	159,625
General Counsel

Albert E. Gencarella(5)	2007	181,539	40,000	-	18,327	-	-	7,242	247,108
Chief Financial Officer

Patrick G. Mackey(6)	2007	225,000	-	-	48,758	-	-	19,556	293,314
Former Senior Vice	2006	208,557	-	-	-	-		14,988	223,545
President, Chief Financial Officer and Chief Accounting Officer	2005	170,192	-	-	-	-	-	27,933	198,125

(1)
Represents stock options granted under the 1999 Omnibus Plan.  Option award values are based on the Black-Scholes valuation method. The below table identifies the assumptions we used for this calculation. Additional information on stock options awarded to our executive officers can be found in the section below entitled Grants of Plan-Based Awards.

			Fair	Black-Scholes Assumptions
	Grant		Value	Dividend	Risk-Free
	Date	Shares	$	Yield	Interest Rate	Volatility	Life (Years)
Richard Berliner	3/1/07	250,000	28,119	0%	4.51%	72%	5

Al Gencarella	10/10/06	250,000	18,327	0%	4.59%	73%	5

Michael Guerriero	8/11/06	100,000	37,770	0%	4.89%	78%	5
	3/1/07	50,000	2,812	0%	4.51%	72%	5
	12/21/05	75,000	19,188	0%	4.39%	75%	5

Nicholas Day	11/3/06	35,000	1,207	0%	4.64%	73%	5
	4/2/07	50,000	2,379	0%	4.69%	71%	5

Patrick Mackey	6/29/07	75,000	48,758	0%	4.97%	70%	-

(2)
Mr. Berliner became Chairman and Chief Executive Officer on February 18, 2005. The amounts shown above for 2005 are amounts paid from February 18, 2005 to June 30, 2005. In September of 2007, the Board approved a bonus of $200,000 for Mr. Berliner for the fiscal year ended June 30, 2007, that will be paid subsequent to that date.

(3)
Mr. Guerriero became Chief Operating Officer of BCI in February 2006. The amounts shown above for 2005 are amounts paid from February 18, 2005 to June 30, 2005. In September of 2007, a bonus of $100,000 for Mr. Guerriero was approved for the fiscal year ended June 30, 2007, that will be paid subsequent to that date.

(4)	Mr. Day became General Counsel on October 28, 2006. Mr. Day received a bonus of $10,000 in March of 2007, and in September of 2007, a bonus of $25,000 for Mr. Day was approved for the fiscal year ended June 30, 2007, that will be paid subsequent to that date.

(5)
Mr. Gencarella became Chief Financial Officer on July 20, 2006. In September of 2007, a bonus of $40,000 for Mr. Gencarella was approved for the fiscal year ended June 30, 2007, that will be paid subsequent to that date.

(6)
Mr. Mackey served as Senior Vice President and Chief Financial Officer until July 20, 2006 when he assumed the role of Senior Vice President and Principal Accounting Officer. Mr. Mackey resigned as our Senior Vice President and Principal Accounting Office on March 1, 2007, and as an employee on June 29, 2007.

(7)	Represents car allowance compensation and, in the case of Mr. Mackey, payments made by the Company for health and life insurance premiums and allocations of forfeitures in the Company’s 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

Awards of 735,000 options to acquire shares of Common Stock were granted to the Named Executive Officers during the fiscal year ended June 30, 2007 as follows:

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Fair Value on Date of Grant ($)
Richard B. Berliner	3/1/2007	3/1/2007	-	-	-	-	-	-	-	-	250,000	1.28	1.28	224,950
Chief Executive Officer
Albert E. Gencarella	10/10/2006	10/10/2006	-	-	-	-	-	-	-	-	250,000	0.55	0.55	90,225
Chief Financial Officer
Michael S. Guerriero	8/11/2006	8/11/2006	-	-	-	-	-	-	-	-	100,000	0.55	0.55	37,770
Chief Operating Officer	3/1/2007	3/1/2007									50,000	1.28	1.28	44,990
Nicholas Day	11/3/2006	11/3/2006	-	-	-	-	-	-	-	-	35,000	0.36	0.36	8,274
General Counsel	4/2/2007	4/2/2007									50,000	1.22	1.22	38,060

In consideration of the compensation philosophy set forth above, the Compensation Committee recommended, and the Board of Directors approved, Employment Agreements for named executive officers. The compensation and severance provisions of these agreements are outlined below.

Rich B. Berliner. On September 27, 2007, the Board of Directors approved entering into a new Employment Agreement with Mr. Berliner, our Chief Executive Officer and President. The agreement will be effective as of July 1, 2007 and will have a two-year term expiring June 30, 2009. The agreement will provide for an increase in Mr. Berliner’s base annual salary from $275,000 to $360,000. When making its recommendation to the Board in this regard, the Compensation Committee considered several factors. First, the Compensation Committee noted the Company’s strong financial performance during the fiscal year, particularly the Company’s strong revenue and EBITDA growth. The Compensation Committee noted Mr. Berliner’s personal commitment and devotion to the Company during this period, including specifically his success in closing and integrating two critical acquisitions, managing of significant internal growth, closing material financial transactions, and adding experience and depth to the management team during the year. The Compensation Committee also recognized the critical role Mr. Berliner played in business development and customer relations, and his ability to focus on long-term strategic initiatives while also keeping a firm hand on day-to-day administration. The Compensation Committee also noted that Mr. Berliner received $300,000 in annual base salary during 2001 and 2002, and then took a voluntary decrease to $150,000 per year for two years while the former Berliner Communications, Inc.’s financial performance was not as strong, and that this factor was considered when making the current salary adjustment. The Compensation Committee also considered the expected increase in the demands placed on Mr. Berliner during fiscal 2008, as with recent acquisitions and internal growth the Company had more than doubled its number of employees and added offices across the country. As part of this growth, the Compensation Committee recognized the need for extended travel to offices and customer locations across the country to integrate new offices and enable customers to receive the CEO’s personal attention when necessary.

Mr. Berliner’s compensation program also includes a cash bonus component based entirely on the Company’s financial performance during the year. After considering several financial metrics, such as revenue, gross margin, and earnings before interest, taxes, depreciation and amortization (“EBITDA”), the Compensation Committee recommended, and the Board approved, a cash bonus based-upon the Company’s EBITDA during the year. The Compensation Committee established the following targets for Mr. Berliner’s bonus in this regard:

•	If EBITDA is less than $3.5 million for fiscal 2008, Mr. Berliner will not receive a cash bonus;

•	If EBITDA is $3.5 million through $4.5 million, Mr. Berliner will receive a cash bonus equal to 3% of EBITDA; and

•	If EBITDA is over $4.5 million, Mr. Berliner will receive a cash bonus equal to 4% of EBITDA.

In addition to base salary and cash bonus, as outlined above, Mr. Berliner’s Employment Agreement will also state that he is eligible for stock option or other equity awards as part of his annual bonus program. The Board of Directors had previously approved an award of 250,000 stock options to Mr. Berliner in March 2007 (with an exercise price of $1.28 per share and vesting 25% per year for four years), and therefore, the Board did not grant any additional stock options as part of its review of Mr. Berliner’s fiscal 2007 bonus or for Mr. Berliner’s fiscal 2008 compensation plan, but the Compensation Committee did recommend that equity compensation, including, but not limited to stock option awards, be a larger part of its executive compensation review during fiscal 2008.

The agreement will also provide for a continuation of Mr. Berliner’s existing annual car allowance of $12,000.

Michael Guerriero. On September 27, 2007, the Board of Directors approved entering into a new Employment Agreement with Mr. Guerriero, our Chief Operating Officer. The agreement will be effective as of July 1, 2007 and have a two-year term expiring June 30, 2009. The agreement provides for an increase in Mr. Guerriero’s base annual salary from $200,000 to $225,000. When making its recommendation to the Board in this regard, the Compensation Committee considered several factors. First, the Compensation Committee noted the Company’s strong financial performance during the fiscal year, and Mr. Guerriero’s direct and significant impact on these results. The Compensation Committee also noted Mr. Guerriero’s exceptional personal performance, including his commitment to understanding in detail all aspects of the Company’s business across all service lines and geographic areas, his role in planning and integrating newly acquired businesses, and significantly, his strong customer relationships. The Compensation Committee noted that Mr. Guerriero was the most likely choice to succeed Mr. Berliner as Chief Executive Officer should the need arise. The Compensation Committee also considered the expected increase in the demands placed on Mr. Guerriero during fiscal 2008, as with recent acquisitions and internal growth the Company had more than doubled its number of employees and added offices across the country. As part of this growth, the Compensation Committee recognized the need and expectation for Mr. Guerriero to travel to Company and customer locations across the country.

Mr. Guerriero’s compensation program also includes a cash bonus component based primarily on the Company’s overall financial performance during the year. After considering several financial metrics, the Compensation Committee recommended, and the Board approved, a cash bonus based primarily on the Company’s EBITDA and revenue for the year, and also included a component based on branch office performance, customer satisfaction and executive management and development. The formula for calculating this bonus is as follows:

•	so long as revenue is more that $55 million for the fiscal year, 0.03% of revenue; plus

•	so long as EBITDA is more than $3 million for the fiscal year, 1.5% of EBITDA, plus

•	personal performance goals, with equal weight, based upon:

•	branch office revenue performance;

•	branch office EBITDA performance;

•	customer satisfaction; and

•	executive management & development.

The Compensation Committee recommended different metrics for the cash bonus calculation for Mr. Berliner and Mr. Guerriero, as the Compensation Committee believed that Mr. Berliner should be incentivized to achieve profitability, even to the detriment of top-line revenue if necessary. As Mr. Guerriero has responsibility for the sales force, and hitting budgeted revenue targets, the Compensation Committee felt it was appropriate to incent Mr. Guerriero to achieve these targets, while still placing a greater weight on profitability and EBITDA results.

In addition to base salary and cash bonus, as outlined above, Mr. Guerriero’s Employment Agreement also states that he is eligible for stock option or other equity awards as part of his annual bonus program. The Board of Directors had previously approved an award of 50,000 stock options to Mr. Guerriero in March 2007 (with an exercise price of $1.28 per share and vesting 25% per year for four years), and also accelerated the vesting of 37,500 stock options previously awarded to Mr. Guerriero at that time. Therefore, the Board did not grant any additional stock options as part of its review of Mr. Guerriero’s fiscal 2007 bonus. The Board expects to approve a stock option component as part of Mr. Guerriero’s fiscal 2008 compensation plan, which will be based upon achieving financial metrics that have yet to be determined.

The agreement will also provide for a continuation of Mr. Guerriero’s annual car allowance of $7,200.

Nicholas Day. On September 27, 2007, the Board of Directors approved entering into a new Employment Agreement with Nicholas Day, our General Counsel. The agreement will be effective as of July 1, 2007 and will have a two-year term expiring June 30, 2009. The agreement will provide for an increase in Mr. Day’s base annual salary from $185,000 to $225,000. When making its recommendation to the Board in this regard, the Compensation Committee considered several factors. First, the Compensation Committee noted the significant improvement in the Legal Department under Mr. Day’s leadership during the year, including improvements in corporate governance, contract negotiation and management, litigation management, risk management and SEC reporting. In addition, the Compensation Committee noted Mr. Day’s significant role in negotiating and closing acquisitions, managing financing transactions, and advising management and the Board on a variety of diverse legal issues.

Mr. Day’s compensation program will also include a cash bonus component based partly on the Company’s overall financial performance during the year, and partly on a subjective evaluation of Mr. Day’s personal performance by the Compensation Committee and the Chief Executive Officer. The Compensation Committee did not believe it was appropriate to base Mr. Day’s incentive bonus entirely on financial metrics, as the Compensation Committee believed Mr. Day should not be entirely motivated by short term financial metrics but rather on the long-term best interest of the Company with a focus on appropriate risk management.

In addition to base salary and cash bonus, as outlined above, Mr. Day is also eligible for stock option or other equity awards as part of his annual bonus program. The Board of Directors had previously approved an award of 50,000 stock options to Mr. Day in March 2007 (with an exercise price of $1.22 per share and vesting 25% per year for four years). Therefore, the Board did not grant any additional stock options as part of its review of Mr. Day’s fiscal 2007 bonus.

The agreement will also provide for a continuation of Mr. Day’s annual car allowance of $6,000.

Albert E. Gencarella. On October 17, 2007, we entered into a Separation Agreement (the “Separation Agreement”) with our Chief Financial Officer, Albert E. Gencarella, providing for the termination of Mr. Gencarella’s employment with our company effective January 1, 2008 (the “Termination Date”). Mr. Gencarella had an existing Employment Agreement with our company which expired on October 10, 2007, and the Separation Agreement served to extend the term of Mr. Gencarella’s employment through the Termination Date. Under the terms of the Separation Agreement, we will continue to pay Mr. Gencarella his current salary of $225,000 until the Termination Date. Provided Mr. Gencarella continues to serve as an employee of our company (performing substantially the same functions as he has historically provided to our company), we will pay Mr. Gencarella additional bonuses totaling approximately $60,000, $40,000 of which relates to Mr. Gencarella’s fiscal 2007 performance bonus. The fiscal 2007 bonus was based primarily on Mr. Gencarella’s personal performance during this period. The Compensation Committee considered the improvements to the Financial Department made under Mr. Gencarella’s stewardship, including improvements in financial reporting, collection of receivables, and enhanced financial controls. The Compensation Committee also noted Mr. Gencarella’s major role in finding, negotiating and closing the financial transactions, credit facility changes and acquisitions during the year. The remaining $20,000 bonus was agreed upon in part to motivate Mr. Gencarella to stay on as Chief Financial Officer and assist with an orderly transition of responsibilities to a new Chief Financial Officer through the Termination Date, and in part in recognition of Mr. Gencarella’s efforts during the first quarter of fiscal 2008 and expected contributions during the second quarter of fiscal 2008.

Mr. Gencarella will also receive the above referenced salary and bonus payments if he is terminated “without cause” as such term is defined in the Separation Agreement. Mr. Gencarella has agreed to step down as our Chief Financial Officer prior to the Termination Date if we hire his replacement during this period, as expected. In that event, Mr. Gencarella would continue to be an employee of our company until the Termination Date. The Separation Agreement also contains customary provisions relating to confidentiality, non-disclosure, non-competition and non-solicitation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning stock options held by the named executive officers at June 30, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard B. Berliner	-	250,000		1.28	3/1/2017

Michael S. Guerriero	75,000	-		0.40	12/21/2015
	100,000	-		0.55	8/11/2016
	-	50,000		1.28	3/1/2017

Nicholas Day	17,500	17,500		0.36	11/3/2016
	-	50,000		1.22	4/2/2017

Albert E. Gencarella	125,000	125,000		0.55	10/10/2016

Patrick G. Mackey	-	-	-	-	-

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning exercises of stock options held by the named executive officers at June 30, 2007.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Richard B. Berliner	-	-
Michael S. Guerriero	-	-
Nicholas Day	-	-
Albert E. Gencarella	-	-
Patrick G. Mackey	46,429	30,000

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Rich B. Berliner. The Board of Directors has approved an Employment Agreement for Mr. Berliner that would provide for potential payments upon termination of his employment or a change in control of the company. Pursuant to the agreement, Mr. Berliner will be required to devote all of his business time, attention, skill and efforts exclusively to Company’s business and affairs. If his employment is terminated “Without Cause” (as defined in the agreement) or if he resigns for “Good Reason” (as defined in the agreement), he will be entitled to an amount equal to his base salary then in effect for the remainder of the employment term (which ends on June 30, 2009) or for one year, whichever is longer. Payments made in connection with his termination of employment are generally subject to his delivery to us of a general release of claims. Under the agreement, for twenty-four months following his termination of employment (twelve months, in certain cases), he will be subject to certain non-competition and non-solicitation restrictions.

Michael S. Guerriero. The Board of Directors has approved an Employment Agreement for Mr. Guerriero’s that would provide for potential payments upon termination of his employment or a change in control of the company. Pursuant to the agreement, Mr. Guerriero will be required to devote all of his business time, attention, skill and efforts exclusively to Company’s business and affairs. If his employment is terminated “Without Cause” (as defined in the agreement) or if he resigns for “Good Reason” (as defined in the agreement), he will be entitled to an amount equal to his base salary then in effect for six months following his termination. Payments made in connection with his termination of employment are generally subject to his delivery to us of a general release of claims. Under the agreement, for twenty-four months following his termination of employment (twelve months, in certain cases), he will be subject to certain non-competition and non-solicitation restrictions.

Nicholas Day. The Board of Directors has approved an Employment Agreement for Mr. Day that would provide for potential payments upon termination of his employment or a change in control of the company. Pursuant to the agreement, Mr. Day will be required to devote all of his business time, attention, skill and efforts exclusively to Company’s business and affairs. If his employment is terminated “Without Cause” (as defined in the agreement) or if he resigns for “Good Reason” (as defined in the agreement), he will be entitled to an amount equal to his base salary then in effect for six months following his termination. Payments made in connection with his termination of employment are generally subject to his delivery to us of a general release of claims. Under the agreement, for twenty-four months following his termination of employment (twelve months, in certain cases), he will be subject to certain non-competition and non-solicitation restrictions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 29, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Sigma Opportunity Fund, LLC (“Sigma”) for the issuance and sale of a 7% Senior Subordinated Secured Convertible Note due 2008 in the original principal amount of $3.0 million (the “Note”) and a warrant to purchase up to 1.5 million shares of our common stock (the “Warrant”). Pursuant to the provisions of the Note Purchase Agreement, so long as the Note remains outstanding or Sigma beneficially owns at least 5% of our outstanding common stock, Sigma has the right to nominate one director to our Board. On December 29, 2006, Sigma nominated, and our Board of Directors appointed, Thom Waye to serve as a member of our Board of Directors as a Class III director, with his term expiring at the 2008 annual meeting. We are obligated to use our best efforts to cause Mr. Waye, as well as all reasonably suited future designees, to continue to serve on our Board. We paid Sigma Capital Advisors a one-time fee of $0.1 million for business, finance and organizational strategy, advisory, consulting and other services related to our business for as long as the Note is outstanding, and issued warrants to them to purchase up to 175,000 shares of our common stock exercisable over a period of five years at an exercise price of $0.55 per share, which were valued at $55 thousand using the Black-Scholes option pricing model using the following assumptions:

		Black-Scholes Assumptions
			Expected	Risk-free
Warrants		Expected	Dividend	Interest	Expected
Issued	Value	Volatility	Yield	Rate	Life
150,000	42	62%	0%	4.70%	5 Years
25,000	13	72%	0%	4.76%	5 Years

We also paid Sigma $0.1 million for expenses associated with the Note through June 30, 2007. We also paid (or accrued to) Sigma $0.1 million in interest on the Note.

On February 15, 2007, we entered into a Joinder Agreement to the Note Purchase Agreement with Sigma Berliner LLC (“Sigma Berliner”), an affiliate of Sigma and Thom Waye, and issued a 7% Senior Subordinated Secured Convertible Note due on December 29, 2008 in the original principal amount of $1.5 million and a warrant to purchase up to 750,000 shares of our common stock to Sigma Berliner, on substantially the same terms as the Note and Warrant issued to Sigma. This transaction was the result of Sigma exercising a right that Sigma negotiated as part of the December 29, 2006 transaction, at a time at which it was not an affiliate of Berliner.

The Board has adopted a written policy regarding review and approval of related party transactions. This policy calls for the Board to appoint a committee of independent directors to review and approve any related party transaction, which are defined as any transaction, or a series of similar transactions, to which the Company or any of its subsidiaries is to be a party, in which the amount involved exceeds $120,000 and in which any of the following persons had, or will have, a direct or indirect material interest:

•	Any director or executive officer of the Company;

•	Any nominee for election as director;

•	Any security holder who is known to the registrant to own of record or beneficially more than five percent of any class of the registrant’s voting securities; and

•	Any member of the immediate family of any of the foregoing persons.

Approval of the committee reviewing the related party transaction is based on the business needs of Company, the availability of alternative arrangements and the costs of the proposed transaction versus these alternatives, if available.

Pursuant to the policy, related party transactions shall not include compensation decisions within the authority of the Compensation Committee, such as officer and director compensation. The independent committee will have the authority to hire and consult with independent consultants, appraisers and/or advisors to assist in their review of related party transactions.

During fiscal year 2007, the Company did not engage in any related party transaction that did not require review, approval or ratification under the Company’s related party transaction review policies and procedures. The Company did not engage in any related party transaction where such policies and procedures were not followed.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

BDO Seidman, LLP, (“BDO Seidman”) our independent registered public accounting firm, audited the financial statements of the Company for the fiscal year ended June 30, 2007. The Audit Committee and the Board have also selected BDO Seidman as the Auditors of the Company for the fiscal year ending June 30, 2008. The ratification of the appointment of BDO Seidman will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. No member of BDO Seidman or any of its associates has any financial interest in the Company or its affiliates.

Representatives of BDO Seidman are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

Stockholder ratification of the selection of BDO Seidman as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board has submitted the appointment of BDO Seidman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such appointment would be in the best interest of the Company and its stockholders.

BDO Seidman was appointed as the Company’s independent registered public accounting firm in April of 2005. BDO Seidman previously served as our independent registered public accounting firm and performed audits of the Company’s consolidated financial statements for the fiscal years ended June 30, 1999, and 2000. In addition, Old Berliner, Inc. retained BDO Seidman, on April 14, 2005, to perform an audit of Old Berliner’s consolidated financial statements for the fiscal year ended December 31, 2004. During the fiscal year ended June 30, 2007, BDO provided tax services to the Company, reviewed the Company’s accounting treatments of acquisitions and financings during the year, and provided audit services related to the Company’s 401(k) Plan. The Audit Committee believes that BDO’s provision of these non-audit services was compatible with maintaining the independence of BDO Seidman.

AUDIT FEES

The following represents fees for services provided to us by BDO Seidman during fiscal 2007 and fiscal 2006:

	2007	2006

Audit Fees	$240,213	$153,400

Audit Related Fees	$15,850	$—

Tax Fees	$41,101	$25,900

Other Fees	$22,706	$—
	$319,870	$179,300

Fiscal Year 2007. The aggregate fees billed for professional services rendered by BDO Seidman for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2007, together with its review of the financial statements included in the Company’s quarterly reports on Form 10-Q and review of financial statements included in the Company’s reports on Form S-1, amounted to approximately $240,213. Audit Related Fees included services related to our acquisitions during the year. The aggregate fees paid for tax services during this period was $41,101, and included the preparation of the Company's federal and state tax returns.  Other fees, totalling $22,706, include services related to our acquisitions and financings during the year, and fees related to reviewing the Company’s 401(k) Plan.

Fiscal Year 2006. The aggregate fees billed for professional services rendered by BDO Seidman for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2006, together with its review of the financial statements included in the Company’s quarterly reports on Form 10-Q, and review of financial statements included in the Company’s report on Form 8-K amounted to approximately $153,400. BDO Seidman did not perform any non-audit services for the Company during fiscal year 2005, including those defined in Rule 2-11(c)(4)(ii) of Regulation S-X. The aggregate fees paid for tax services during this period was $25,900, and included the preparation of the Company’s federal and state tax returns for fiscal 2005.

Pursuant to its charter, the Audit Committee is responsible for approving in advance all audit, internal control and permitted non-audit services to be performed for the Company by its independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF BDO SEIDMAN, LLP
AS THE INDEPENDENT AUDITOR OF THE COMPANY.

OTHER MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

The Company knows of no other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the Annual Meeting, the persons named in the proxies will vote them in accordance with their best judgment.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders are entitled to present proposals for action at the next Annual Meeting if they comply with the requirements of the proxy rules established by the Commission and the terms of the Company’s bylaws. Proposals that are intended to be presented by stockholders at the 2008 Annual Meeting must be received by the Company at 20 Bushes Lane, Elmwood Park, New Jersey 07407, by June 30, 2008, in order for them to be considered for inclusion in the Proxy Statement for the 2008 Annual Meeting. In the case of other stockholder proposals not submitted in time to be included in the Company’s proxy materials, the Company may generally exercise discretionary voting authority as conferred by proxies at the 2008 Annual Meeting.

A stockholder may recommend a nominee to become a director of the Company by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:

•	the name, age, business and residence address of the person intended to be nominated;

•
a representation that the nominating stockholder is in fact a holder of record of the Company’s common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

•	a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

•	any other information about the nominee that must be disclosed in the proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934; and

•	the nominee’s written consent to serve, if elected.

Such nominations must be made pursuant to he same advance notice requirements for stockholder proposals set forth in the preceding paragraph. Copies of the Company’s bylaws are available upon written request made to the secretary of the Company at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in out proxy materials for a meeting of stockholders. The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and the Company’s bylaws.

COMMUNICATIONS WITH DIRECTORS

The Company’s stockholders may communicate directly with members of its Board of Directors. For direct communication with any member of the Board, please send your communication in a sealed envelope addressed to the applicable director inside of another envelope addressed to Mr. Nicholas Day, General Counsel & Secretary, Berliner Communications, Inc., 20 Bushes Lane, Elmwood Park, New Jersey 07407. Mr. Day will forward such communication to the indicated director.

PROXY Berliner Communications, Inc. PROXY

Annual Meeting of Stockholders, December 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting, Proxy Statement and Annual Report of Berliner Communications, Inc., hereby appoints Richard B. Berliner and Nicholas Day, or either one of them acting singly, with full power of substitution in each of them, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Berliner Communications, Inc. to be held on December 17, 2007, and any postponement or adjournment thereof, and to vote all shares of Berliner Communications, Inc. common stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any postponement or adjournment thereof.

Please mark your choice like this ☒ in blue or black ink. The Board of Directors recommends that you vote For all nominees and For proposal 2.

1.	Election of the following nominees as directors: Richard B. Berliner and J. Stevens Robling.

For all nominees ☐ Withhold for all nominees ☐

Withhold for the following only (write the names of the nominee(s) in the space below):

___________________________________________________________________________

2.	Ratification of the selection of BDO Siedman LLP as Independent Registered Public Accounting Firm.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

(Signature should be exactly as name or names shown on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title. If stockholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title.)

Date:_______________________, 2007

Signature(s):________________________    Print Name(s):_______________________

__________________________________ ____________________________________

I plan to attend the meeting:

Yes ☐  No ☐

This proxy will be voted FOR all nominees and FOR approval of proposal 2 unless otherwise indicated, and in the discretion of the proxies on all matters properly brought before the meeting.